EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	NEWS

October 23, 2008	OTCBB: RNCH

Rancher Energy Corp. Announces Extension and Revised Terms of GasRock Loan

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced it has negotiated a six-month extension of its debt financing with GasRock Capital LLC, and as part of the extension has agreed to pay down $2.24 million of principal, resulting in a new loan balance of $10 million.

The loan remains a senior obligation at an annual interest rate of 12% or one-month LIBOR plus 600 basis points, whichever is greater. The term has been extended from October 31, 2008, to April 30, 2009, or upon repayment of all outstanding interest and principal. There is no prepayment penalty and interest is payable monthly. Additionally, GasRock’s overriding royalty interest (ORRI) in all current Rancher Energy leases as well as any additional leases acquired by the Company during the term of the loan has been increased from 2% to 3%, although Rancher Energy retains the right to buy back one third of that ORRI at or before final maturity. For additional details on the financing, please refer to the term credit agreement and first amendment filed on Form 8-K Reports with the SEC.

About Rancher Energy Corp.
Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using waterflood injection and CO2 flooding, coupled with other leading edge hydrocarbon recovery techniques such as 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

About GasRock
GasRock Capital LLC is the investment arm of Weisser, Johnson & Co. specializing in direct mezzanine debt and project equity investments in high-growth energy companies. The Houston-based fund invests in oil & gas development drilling and midstream natural gas energy projects in sizes ranging between $5 million and $100 million, or larger. GasRock was founded in June 2005 and has facilities in place exceeding $450 million.

Forward-Looking Statements
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to implement its waterflood plan, to construct pipeline and other infrastructure, and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125